EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT is dated March 10, 2011, but has an effective date of November 15, 2010.

BETWEEN:

HUBEI MINKANG PHARMACEUTICAL LTD.

and

HBMK LIMITED

WHEREAS the parties are party to a Letter of Intent, dated September 27, 2010, which was fully executed on October 18, 2010;

AND WHEREAS the parties have been unable to enter into a Formal Agreement by November 15, 2010;

AND WHEREAS Section 13 of the Letter of Intent provides among other things that if the parties have not entered into a Formal Agreement on or before November 15, 2010, then either party may terminate the Letter of Intent and that the Letter of Intent shall have no force and effect unless the deadline date for entering into a Formal Agreement is extended as may be mutually agreed to by the parties in writing for a maximum of 14 days per extension.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Since the parties have not entered into a Formal Agreement on or before November 15, 2010, the parties hereby agree to extend the deadline date for entering into a Formal Agreement to on or before April 30, 2011.

2. The deadline date in Section 13 of the Letter of Intent shall be extended to April 30, 2011.

3. All other terms and conditions of the Letter of Intent shall remain in full force and effect.

4. This Extension Agreement may be executed in original or counterpart form, delivered by facsimile or otherwise, and when executed by the parties as aforesaid, shall be deemed to constitute one agreement and shall take effect as such.

IN WITNESS WHEREOF each of the Parties hereto has hereunto executed this Extension Agreement as set forth on the front page of this Extension Agreement.

HUBEI MINKANG	)
PHARMACEUTICAL LTD.	)
)
)
Per: /s/ Hsien Loong Wong	)
Authorized Signatory	)
)
Hsien Loong Wong, Director	)
(print name and title)

HBMK LIMITED	)
)
)
)
Per: /s/ Lee Tong Tai	)
Authorized Signatory	)
)
Lee Tong Tai, Director	)
(print name and title)